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Exhibit 5.1

[VINSON & ELKINS LETTERHEAD]	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

February 8, 2005

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Ladies and Gentlemen:

        We have acted as counsel for Huntsman Corporation, a Delaware corporation (the "Company"), in connection with (i) the proposed offer and sale (the "Common Stock Offering") by the Company and HMP Equity Trust, a Delaware statutory trust (the "Selling Shareholder"), pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-120749, originally filed with the Securities and Exchange Commission on November 24, 2004 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the "Registration Statement"), of up to 64,034,092 shares (including up to 8,352,273 shares that may be sold pursuant to the exercise of the underwriters' over-allotment option) of common stock, par value $.01 per share, of the Company (the "Common Shares"), and (ii) the proposed offer and sale (the "Convertible Preferred Stock Offering" and, together with the Common Stock Offering, the "Offerings") by the Company, pursuant to a prospectus forming a part of the Registration Statement, of up to 5,750,000 shares (including up to 750,000 shares that may be sold pursuant to the exercise of the underwriters' over-allotment option) of mandatory convertible preferred stock, par value $.01 per share, of the Company to be designated as Mandatory Convertible Preferred Shares (the "Convertible Preferred Shares").

        In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Common Shares and Convertible Preferred Shares will be issued and sold in the manner described in the Registration Statement and the applicable prospectus and (iii) definitive underwriting agreements in the forms filed as exhibits to the Registration Statement with respect to the sale of each of the Common Shares and the Convertible Preferred Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

        In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the form of the Certificate of Designations relating to the Convertible Preferred Shares, (iii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offerings, and (iv) the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

        Based upon the foregoing, we are of the opinion that:

  (a)
  with respect to the Common Shares to be issued or sold by the Company, when (i) the Board of Directors of the Company or to the extent permitted by the Delaware General Corporation Law, a duly constituted and acting committee thereof (such Board of Directors or committee being referred to herein as the "Board"), has taken all necessary corporate action to approve the price of the Common Shares and (ii) the Common Shares have been delivered in accordance with the applicable definitive underwriting agreement approved by the Board and upon payment of the consideration therefor provided for therein (not less than the par value of the Common Shares), the Common Shares will be duly authorized, validly issued, fully paid and nonassessable;

  (b)
  the Common Shares proposed to be sold by the Selling Shareholder, upon the consummation of the Reorganization Transaction (as defined in the Registration Statement), will be duly authorized, validly issued, fully paid and nonassessable; and

  (c)
  with respect to the Convertible Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the price of the Convertible Preferred Shares and (ii) the Convertible Preferred Shares have been issued in accordance with the applicable definitive underwriting agreement approved by the Board and upon payment of the consideration therefor provided for therein (not less than the par value of the Convertible Preferred Shares), the Convertible Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable and the shares of Common Stock into which the Convertible Preferred Shares are convertible will be duly authorized and, when issued upon conversion of the Convertible Preferred Shares in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

        This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.

        We hereby consent to the statements with respect to us under the heading "Legal Matters" in the prospectuses forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

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  Exhibit 5.1